EMRL.D Ledger (SPV Financials 2026)
Cahero Nytra Holding LLC (Consolidated Balance)
(Jan.1 - Sept. 30, 2026) *Pre-Minting of EMRL.D (RHC)

CURRENT ASSETS
Cash	USDT / USDC
BMO (Fiat)	5,100.00
MetaMask (USDC)	385.11
Coinbase (USDT)	100.00
BlockFinex MM (USDT)	5,000.00
P/E Capital (USD Fiat)	50,659.87
Total Cash	61,244.98
Receivables
Receivable from OTC	1,000,000.00
Receivable from Exchanges	512,104.95
Nimbus Deposit	300,000.00
Nimbus Receivables	10,150,000.00
Total Receivables	11,962,104.95
Other Assets
Tokens for Deployment	2,206,718.15
SPV Tokens (Treasury)	35,250,000.00
Token Valuation Adjustment	310,878,238.93
Future Token Awards	21,667,000.00
RWA SKR Value /Gemstones Reserves	2,456,626,442.66
SPV Investment	47,000,000.00
2,873,628,399.74
Total Assets	2,885,651,749.67
LIABILITIES & EQUITY
Liabilities
Outstanding Tokens (locked)	18,939,994.20
Outstanding Tokens (open)	102,225.00
Payable to AIX	1,846,994.20
RWA Swap (Delivery to Cahero Nytra Holding LLC)	94,000,000.00
114,889,213.40
Equity
Market Profits	8,497,650.46
RWA SKR Value / Gemstones Reserves	2,456,626,442.66
Token Value in SPV including Premium	305,638,443.15
2,770,762,536.27
Total Liabilities & Equity	2,885,651,749.67

*Token Par Value ($2.35), Sept. 30 12:00 AM CST Spot Market)

2026 Profit & Loss Statement
EMRL.D Ledger (SPV Financials 2026 Q3)
(Jan. 1 - Sept. 30, 2026)

(USDT)
Cash Proceeds (Pioneer Investors)	367,980.00
Secondary Market Deployment
BitMart Global	123,140.00
BlockFinex	102,225.00
Nimbus Capital (Buy Call Option)	10,150,000.00
Nimbus Capital (Swap Agreement)	300,000.00
AscendEx	286,739.95
AIX (OTC)	1,000,000.00
Gross Revenue	12,330,084.95
Project Cost
BitMart / AscendEx	34,883.40
BlockFinex	43,500.00
AIX (OTC)	400,000.00
Pioneer Tokens	302,851.20
Nimbus Capital (Buy Call Option)	1,000,000.00
Nimbus Capital (Swap Agreement)	65,759.60
Total Project Cost	1,846,994.20
Net Proceeds	$10,483,090.75
Cost of Operations
Direct Project Cost	555,906.83
Token Awards (Founders)	1,156,000.00
Depreciation (Pre-ops)	180,503.52
Operating Expenses	93,029.94
$1,985,440.29
Gross Profit	$8,497,650.46